Exhibit 10.1

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

CONFIDENTIAL FINAL

COLLABORATION AGREEMENT

BETWEEN

ADAPTIMMUNE LIMITED

AND

NOILE-IMMUNE BIOTECH INC

Exhibits

Exhibit 1 – Research Plan

Exhibit 2 – Payments

Exhibit 3 – Data Protection

Exhibit 4 – Governance

Exhibit 5 – Noile-Immune Patents

Exhibit 6 – Press Release

COLLABORATION AGREEMENT

This collaboration Agreement (“Agreement”) is made and entered into on 26th August 2019 “Effective Date”) BETWEEN

(A)	ADAPTIMMUNE LIMITED having its principal place of business at 101 Park Drive, Milton Park, Abingdon, Oxon, OX14 4RX, United Kingdom (“Adaptimmune”); and

(B)	NOILE-IMMUNE BIOTECH INC having its principal place of business at (“Noile-Immune”).

Noile-Immune and Adaptimmune are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND:

(A)	Adaptimmune is a biotechnology company that is engaged in research and development of TCR therapies for pharmaceutical therapy use.

(B)	Noile-Immune is a biotechnology company that is engaged in research and development of cancer immunotherapies for pharmaceutical therapy use.

(C)	Noile-Immune and Adaptimmune desire to collaborate in relation to the research and development of products that combine Adaptimmune’s TCR therapies with Noile-Immune’s IL7/CCL19 technology.

(D)	Following the development of product candidates, Adaptimmune will take such candidates forward in to preclinical testing and later clinical trials and commercialization.

(E)	Based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows.

THE PARTIES AGREE:

1.           DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below or elsewhere herein, unless otherwise specifically indicated herein.

Accounting Standard	means, either (a) International Financial Reporting Standards (“IFRS”) or (b) US generally accepted accounting principles (“GAAP”), in either case, which standards or principles (as applicable) are currently used at the applicable time, and as consistently applied, by the applicable Party;

Acquiring Third Party	means a Third Party (including in each case any entity which directly or indirectly controls, is controlled by, or is under common control with such Third Party) which, as at the date of the Change of Control, controls or owns [***];

Adaptimmune Background IP	means Background IP Controlled by Adaptimmune or its Affiliates;

Adaptimmune Foreground IP	means any Foreground IP Controlled by Adaptimmune or its Affiliates, and as defined further in Article 12;

Adaptimmune Licensed IP	any Intellectual Property Rights Controlled by Adaptimmune or its Affiliates (including Patents) which are necessary for the performance of the Research Plan;

Adaptimmune Technology	shall mean technology created or developed by Adaptimmune outside of the performance of this Agreement including [***];

Affiliate	means any Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this Clause, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting stock or other voting interests or interest in the profits of the Party;

Agreement	means this Agreement;

Alliance Manager	means the individual appointed by each Party as the principal point of contact for communication between the Parties under this Agreement and in accordance with Exhibit 4;

Applicable Laws	means all applicable international, multi-national, national, regional, state, provincial and local laws, rules, regulations, ordinances, declarations, requirements, directives, guidance, policies and guidelines which are in force during the Term and in any jurisdiction in which any Clinical Trial or other activity under this Agreement is performed or in which any Product is manufactured, sold or supplied to the extent in each case applicable to any Party to this Agreement, including, as applicable to activities hereunder, the regulations and regulatory guidance promulgated by the FDA, the Consolidated Guidance E6 on Good Clinical Practice adopted by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, as ratified by the FDA and the Clinical Trials Directive (Directive 2001/20/EC of 4th April 2001) and the respective implementing legislation, the conditions and requirements imposed by the related ethics committee and any of the foregoing which relate to ethical business conduct, the import or export of goods, technical data or other items, and data protection and privacy rules, as any of the foregoing may be amended from time to time;

[***]	[***].

Background IP	means all Intellectual Property Rights Controlled by either Party as of the Effective Date or during the Term, but excluding the Foreground IP;

Change of Control	means with respect to a Party, (a) the sale or disposition to an Acquiring Third Party of all or substantially all of the business or assets of such Party to which the subject matter of this Agreement relates, including all of or substantially all of the Licensed Intellectual Property under which such Party has granted rights to the other Party under this Agreement; or (b) (i) the acquisition by an Acquiring Third Party of more than fifty percent (50%) of the issued voting shares or stock in such Party, or (ii) the acquisition, merger or consolidation of such Party with or into an Acquiring Third Party. A Change of Control will not include an acquisition, merger or consolidation or similar transaction of a Party in which the holders of the voting shares in such Party immediately prior to such acquisition, merger, consolidation or transaction, will beneficially own, directly or indirectly, at least fifty percent (50%) of the voting shares in the Acquiring Third Party or the surviving entity in such acquisition, merger, consolidation or transaction, as the case may be, immediately after such acquisition, merger, consolidation or transaction;

Clinical Trial	means a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or Phase IV Clinical Trial, as the case may be, and any clinical studies specifically including pediatric subjects, or any other equivalent, combined or other trial in which any Product is administered to a human subject;

CMC	means chemistry, manufacturing and control;

Commercially Reasonable Efforts	means, on a Party-by-Party basis, that level of efforts and resources required to carry out a particular task or obligation in an active and sustained manner, consistent with the general practice followed by the Party in the exercise of its reasonable business discretion relating to other pharmaceutical therapies or products owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or life, taking into account issues of patent coverage, safety and efficacy, therapy profile, the competitiveness of any therapy in development and in the marketplace, supply chain management considerations, the proprietary position of the product or therapy, the regulatory structure involved, the profitability of the applicable therapies (including pricing and reimbursement status achieved), and other relevant factors, including technical, legal, scientific and/or medical factors;

Confidential Information	means non-public, proprietary information (of whatever kind and in whatever form or medium, including copies thereof), tangible materials or other deliverables (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the Term and whether disclosed orally, electronically, by observation or in writing, or (b) created by, or on behalf of, either Party and provided to the other Party, or created jointly by the Parties, in the course of this Agreement; provided, that, notwithstanding the foregoing, to the extent a Party is allocated ownership of Intellectual Property Rights embodied by or containing a given piece of information under this Agreement in accordance with Article 11, such information shall be deemed to be solely the Confidential Information of such Party regardless of which Party initially disclosed or created such information;

Control or Controlled by	means the rightful possession by a Party, whether directly or indirectly and whether by ownership, license (other than pursuant to this Agreement) or otherwise, as of the Effective Date or during the Term, of the right (excluding where any required Third Party consent cannot be obtained) to grant a license, sublicense or other right to exploit as provided herein, without violating the terms of any agreement with any Third Party;

Covers or Covered or Covering	means, with respect to a particular Patent or Intellectual Property Right and in reference to a particular compound, process or Product (whether alone or in combination with one or more other ingredients) that the use, manufacture, sale, supply, import, offer for sale of such compound or product or use of such process would infringe a valid claim of such Patent in the absence of any license granted under this Agreement or in the case of a patent application would infringe the claim of such patent application if such patent application was a granted patent;

Dispute	is defined in Clause 17.1;

Effective Date	is defined in the Preamble;

EMA	means the European Medicines Agency and any successor thereto;

Enforcement	is defined in Clause 11.5.3;

EU	means the member states of the European Union and Switzerland, or any successor entity thereto performing similar functions and for the purposes of this Agreement shall also be deemed to include the UK;

EU Major Market	Means any one of France, Germany, UK, Italy and Spain

Exclusive License	is defined in Clause 7.2;

Exclusive Target	[***];

FDA	means the US Food and Drug Administration, or any successor entity thereto performing similar functions;

Field	means TCR T-cell based immunotherapies for the treatment of cancer;

First Commercial Sale	means, with respect to a particular Product, the first sale of such Product to a Third Party following the obtaining of Marketing Approval for such Product in any country, excluding, however, any shipment or invoicing or other distribution of such Product for use (a) in a Clinical Trial, (b) on a named patient basis, (c) for compassionate use, (d) under Treatment IND, or (e) in any non-registrational studies (e.g., an investigator initiated trial);

Foreground IP	means any Intellectual Property Rights created in the performance of this Agreement including under any Research Plan;

GMP	means all current Good Manufacturing Practices applicable to biopharmaceuticals in the US and/or in the European Union, as are in effect from time to time during the Term and in each case as applicable to the activities being carried out under this Agreement;

GLP	means all applicable current Good Laboratory Practice standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58 and/or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (“OECD”), and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which the relevant activity under this Agreement is being performed;

GxP	means any of the following as applicable to this Agreement: GLP and GMP;

HLA	means a human leukocyte antigen;

HLA Type	means a human leukocyte antigen type;

IND	means an investigational new drug application filed with the FDA pursuant to 21 CFR Part 312 before the commencement of Clinical Trials of a Product, or any comparable or equivalent filing (including any Clinical Trial Authorization filed in the EU) with any relevant regulatory authority in any other jurisdiction required before the commencement of any Clinical Trial in such jurisdiction;

Indemnitee	is defined in Clause 15.3;

Indemnitor	is defined in Clause 15.3;

Infringement	is defined in Clause 11.5.1;

Intellectual Property Rights	means Patents, rights to discoveries, inventions, copyrights and related rights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

Joint IP	is defined in Clause 11.1.2;

JPT	is defined in Exhibit 4;

Licensed Intellectual Property	means, as applicable, the Noile-Immune Licensed IP and the Adaptimmune Licensed IP;

Loss or Losses	is defined in Clause 16.1;

MAA or Marketing Approval Application	means a BLA, sBLA, NDA, sNDA and any equivalent thereof in the US or any other country or jurisdiction. As used herein: “BLA” means a Biologics License Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 600 et seq., for FDA approval of a Product and “sBLA” means a supplemental BLA; and “NDA” means a New Drug Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 314 et seq., for FDA approval of a Product and “sNDA” means a supplemental NDA;

[***]	[***];

Net Sales

of a Product, means the [***].

Net Sales will be calculated on a Product by Product and country by country basis.

[***].

Sales of Products between the Licensee and the Licensee's Affiliates and/or Sublicensees shall be excluded from the computation of Net Sales.

The supply of Products for use (a) in a Clinical Trial; (b) on a named patient basis; (c) for compassionate use; or (d) under Treatment IND shall be excluded from the computation of Net Sales.

For Combination Products:

In the event of a sale of a Combination Product and where such Combination Product is supplied for a single price, the following shall apply:

(i) where the Basic Product and the other active agent is sold separately in the same country and to the extent the Average Sales Price of the Basic Product is known or can be calculated, the Average Sales Price of the Basic Product will be used for computation of Net Sales; and

(ii) where the Average Sales price of the Basic Product is not known or cannot be calculated (for example because Basic Product and other active ingredient are not sold and priced separately), then the Average Sales Price invoiced for such Basic Product, to be used in the calculation of Net Sales in accordance with the above procedure,  shall be a reasonable amount based on the relative value of the Basic Product and the other active ingredient(s) in the Combination Product, as mutually agreed by the Parties acting in good faith and taking into reasonable consideration the current average sale prices for products and/or active ingredient(s) similar to Z within the Combination Product.

[***].

Noile-Immune Background IP	means Background IP Controlled by Noile-Immune or its Affiliates;

Noile-Immune Foreground IP	means any Foreground IP Controlled by Noile-Immune or its Affiliates, and as defined further in Article 11;

Noile-Immune Licensed IP	means (i) any Patents (including the Noile-Immune Patents) Controlled by Noile-Immune or its Affiliates as of the Effective Date or during the Term and which either (a) Cover a Product or Nominated Target, or a method related to use or manufacture thereof; or (b) which would, in the absence of the licences under this Agreement, be infringed by the performance of the Research Plan or manufacture, supply, development or commercialisation of any Product; and (ii) any other Intellectual Property Rights (excluding Patents) which are necessary for the performance of the Research Plan or are otherwise necessary for the exploitation of any rights granted under this Agreement (including the Exclusive License)

Noile-Immune Patents	Means the Patents listed in Exhibit 5;

Noile-Immune Technology	shall mean technology created or developed by Noile-Immune outside of the performance of this Agreement including [***];

Nominated Target	A Target which has been nominated by Adaptimmune and such nomination has been accepted by Noile-Immune in accordance with either Clause 3.1.1 or Clause 3.1.2 of this Agreement;

Non-Publishing Party	is defined in Clause 13.3;

Party or Parties	is defined in the Preamble;

Patent(s)	means any and all patents and patent applications and any patents issuing therefrom or claiming priority therefrom, worldwide, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, reexaminations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing;

Person	means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization;

Phase I Clinical Trial	means a human clinical trial, the principal purpose of which is preliminary determination of safety of a Product in healthy individuals or patients as described in 21 C.F.R. §312.21(a), or similar clinical study in a country other than the US;

Phase II Clinical Trial	means a human clinical trial, the principal purpose of which is a preliminary determination of efficacy of a Product in patients being studied as described in 21 C.F.R. §312.21(b), or similar clinical study in a country other than the US; provided, that, to the extent there is any ambiguity as to whether a given human clinical trial constitutes a Phase II Clinical Trial or a “Phase I(b)” clinical trial, such trial shall be a Phase II Clinical Trial for the purposes of this Agreement;

Phase III Clinical Trial	means a human clinical trial (including a pivotal or registrational trial), the principal purpose of which is to demonstrate clinically and statistically the efficacy and safety of a Product for one or more indications in order to obtain Marketing Approval of such Product for such indication(s), as further defined in 21 C.F.R. §312.21(c) or a similar clinical study in a country other than the US; provided, that, to the extent there is any ambiguity as to whether a given human clinical trial constitutes a Phase III Clinical Trial or a “Phase II(b)” clinical trial, such trial shall be a Phase III Clinical Trial for the purposes of this Agreement;

Product

means cell therapy within the Field and in each case comprising both “X” plus “Y” (as combined, the “Basic Product”) and optionally “Z”, where Z may be coformulated, engineered in, or otherwise sold together as a kit with the Basic Product and for a single price (any such therapy which includes a Basic Product plus Z, a “Combination Product”), where:

•    “X” means a TCR-engineered human T-cell developed by Adaptimmune or its Affiliates (a “TCR-T”) in in each case direct to a Nominated Target, alone or including one or more other moieties or excipients in such TCR-T;

•    “Y” means the Noile-Immune Technology or any part of the Noile-Immune Technology including any associated excipients; and

•    “Z” means any other active agent or moiety owned or Controlled by Adaptimmune or its Affiliates or Sublicensees, or to which Adaptimmune, its Affiliates or Sublicensees has access.

Prosecute or Prosecute and Maintain or Prosecution and Maintenance	means, with respect to a Patent, all activities associated with the preparation, filing, prosecution and maintenance of such Patent , as well as activities associated with re-examinations, reissues, applications for patent term adjustments and extensions, supplementary protection certificates and the like with respect to that Patent, together with the conduct of interferences, derivation proceedings, pre- and post-grant proceedings, the defense of oppositions and other similar proceedings with respect to that Patent;

Prosecuting Party	means the Party responsible for Prosecution under Clauses 11.2 and 11.3 of this Agreement;

Publishing Party	is defined in Clause 13.3;

Regulatory Approval	means the technical, medical and scientific licenses, registrations, authorizations and approvals required for marketing or use of a Product (including approvals of, BLAs, IND applications, pre- and post- approvals, and labeling approvals and any supplements and amendments to any of such approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of a Product in a regulatory jurisdiction. In the US, Regulatory Approval means approval of any Marketing Approval Application or equivalent by the FDA. Regulatory Approval shall include obtaining any pricing reimbursement or other pricing approval requirement;

Regulatory Authority	means the FDA, EMA, any other regulatory authority or body with regulation or governance over the performance of any part of the activities under this Agreement;

Research Plan	means a program of activities and work for the development of a Product directed to a Nominated Target and covering [***];

Research Term	Means a period of [***], the first [***] starting on the Effective Date

SAE	means a serious adverse effect resulting from any Clinical Trial or administration of a Product;

Sublicensee	means a Third Party or Affiliate who has been granted a sublicense under any license under this Agreement;

SUSAR	means a suspected unexpected serious adverse reaction resulting from any Clinical Trial or administration of any product or therapy to a human being;

Target	means the protein or biological molecule from which an HLA-presented antigen is derived, [***];

TCR	means T-cell receptor;

Term	is defined in Clause 16.1;

Third Party	means any entity other than Adaptimmune or Noile-Immune or an Affiliate of either of them;

Third Party Claims	is defined in Clause 15.1;

Third Party Infringement Claim	is defined in Clause 11.6.1;

Title 11	is defined in Clause 16.3;

UK	means the United Kingdom

US	means the United States of America and its territories and possessions;

Valid Claim	means, with respect to a particular country, a claim in an unexpired Patent within the Noile-Immune Licensed Intellectual Property in such country that has not lapsed or been disclaimed, revoked, held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through re-examination, re-issue, disclaimer or otherwise, or lost in an interference proceeding; and

VAT	means, in the EU, value added tax calculated in accordance with Council Directive 2006/112/EC and, in a jurisdiction outside the EU, any equivalent tax.

2.            GOVERNANCE

2.1	Governance Generally.

	2.1.1	JSC and JPT. There will be a Joint Steering Committee (“JSC”) set up to oversee performance of this Agreement and the relationship between the parties. Individual Research Plan specific Joint Project Teams (“JPTs”) will be set up to oversee performance of any Research Plan. Further ad hoc committees may be set up as required by the Parties.

	2.1.2	The formation, composition, decision making, duration and characterization of the JSC and JPTs are set out further in Exhibit 4.

	2.1.3	Alliance Managers. Within thirty (30) days of the Effective Date, each Party shall appoint an Alliance Manager to be the principal point of contact for communications under this Agreement. The Alliance Managers shall facilitate the flow of information and collaboration between the Parties and assist in the resolution of potential and pending issues and potential disputes in a timely manner to enable the JSC and JPT in each case for so long as such committee(s) are in existence, and the Parties to reach consensus and avert escalation of such issues or potential disputes. Either Party may replace its Alliance Manager at any time upon prior written notice (including by email) to the other Party’s Alliance Manager. Each Party shall ensure that its Alliance Manager is capable of performing the obligations required of an Alliance Manager under this Agreement.

3.            NOMINATION OF TARGETS

3.1	Nomination of Targets.

3.1.1	During the Research Term, Adaptimmune has the right to nominate [***] Targets for development of Products as part of a Research Plan; provided, however, that the first Target to be nominated shall be as pursuant to clause 3.1.3 below.

3.1.2	During the Research Term, Adaptimmune may nominate any Target by written notice (including by e-mail) to the Noile-Immune Alliance Manager (“Nomination”). [***].

	3.1.3	The first Target is [***] and is nominated as of the Effective Date by Adaptimmune and such nomination is hereby accepted by Noile-Immune as of the Effective Date.

	3.1.4	The Nomination will specify the name of the Target by Prot ID number and the HUGO gene name.

	3.1.5	The date on which nomination of any Target is accepted by Noile-Immune in accordance with the provisions of this clause 3.1 is the Acceptance Date. The Acceptance Date for the first Target is the Effective Date.

	3.1.6	Any nomination of Targets outside of the Research Term shall only be possible with the mutual agreement of the Parties.

3.2	[***]

	3.2.1	[***].

4.            RESEARCH PLAN

4.1	Research Plan.

	4.1.1	Following acceptance of any Nomination in accordance with Clause 3.1.2 above, the Parties will use Commercially Reasonable Efforts to agree a Research Plan covering all development activities for development of a Product [***] for a Product to the Nominated Target identified in the Nomination as soon as reasonably possible.

	4.1.2	The Initial Research Plan is set out in Exhibit 1 and the start date for the Initial Research Plan will be the Effective Date.

	4.1.3	The Parties will aim to agree each Research Plan within a maximum period of [***] months from Acceptance Date for applicable Target and each such Research Plan will contain similar details and requirements as that set out for the Initial Research Plan. In particular, each Research Plan (including the Initial Research Plan) shall include, without limitation, (i) objective criteria and milestones for the progress of the development activities with respect to each Product and (ii) anticipated timeline thereof. The start date for any Research Plan other than the Initial Research Plan will be the date of agreement to the Research Plan by the Parties unless otherwise provided in such Research Plan.

4.2	Performance of Research Plan

	4.2.1	Under each Research Plan, each Party shall use Commercially Reasonable Efforts to perform any part of the Research Plan assigned to it, including making resources available as and when required and supplying any product, equipment or materials as and when required and specified under the Research Plan. Each Party will provide all data and deliverables as required to be generated by it in accordance with the Research Plan.

	4.2.2	The Parties may supplement the terms of this Agreement upon mutual agreement, as necessary, with terms relating to manufacture and supply, quality and/or any other terms deemed necessary or reasonably useful by a Party to govern the Parties’ development of any Product. The Parties will negotiate any such supplemental terms in good faith and on a timely basis to prevent any unreasonable delay to activities performed under the Research Plan.

	4.2.3	Each Party will discuss in good faith and agree at each stage whether any Product proceeds to the next phase of any Research Plan. [***].

4.3	Sub-contractors. Each Party may subcontract portions of its work under the Research Plan to (i) any Affiliate or (ii) Third Parties; provided in the case of a Third Party, (a) there are no reasonably based objections from the other Party regarding the use of said sub-contractor, and (b) such subcontract is in writing and is consistent with the terms and conditions of this Agreement including the confidentiality provisions of Article 12 and any rights granted to such sub-contractor are restricted to only those rights necessary for performance by such sub-contractor of the portions of work on behalf of the sub-contracting Party. The sub-contracting Party will remain fully responsible (at its cost) for all acts or omissions of any sub-contractor it appoints (including any acts or omissions which result in a breach of the terms of this Agreement) and shall ensure that each sub-contractor complies with the terms and conditions of this Agreement. [***].

4.4	Completion of any Research Plan. The term for a particular Research Plan shall commence on the start date for such Research Plan and as further provided under clause 4.1. above, and shall continue, unless earlier terminated in accordance with Article 16, until the completion or waiver of all the tasks set out in the Research Plan, including delivery of all data and deliverables. The final report for each Research Plan shall include such data and research records that have been compiled [***]. For the avoidance of doubt, nothing in this Clause 4.1 shall require either Party to breach its obligations to any Regulatory Authority under Applicable Law and/or its confidentiality obligations to any third party under relevant non-disclosure agreement or other similar agreement. [***].

4.5	Reports and Records.

	4.5.1	Progress Reports. Each Party shall keep the other Party regularly informed of its activities (if any) under each Research Plan and shall provide to the other Party’s representatives on the JPT regular written summary updates at each JPT meeting. If reasonably necessary for a Party to perform its work under a Research Plan, that Party may request that the other Party provide more detailed information and data regarding the updates it earlier provided, and the other Party shall promptly provide the requesting Party with such information and data as is reasonably available and reasonably necessary to conduct a Research Plan, and such other information as the Parties agree. All such reports, information and data provided by a Party shall be considered the providing Party’s Confidential Information.

	4.5.2	Development Records. Each Party shall maintain records of its performance of each, if any, Research Plan (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of such Party in the performance of such Research Plan. All laboratory notebooks shall be maintained for no less than [***] after creation of the relevant notebook entry. All other records shall be maintained by each Party during the applicable Research Plan and for a minimum of [***] thereafter. All such records of a Party shall be considered such Party’s Confidential Information. Records shall not be destroyed by either Party without prior written notification of such destruction being provided to other Party, and other Party being given the opportunity to take over the storage and responsibility for such records; provided, however, that for the avoidance of doubt, any such records taken over by the other Party shall remain the Confidential Information of the original Party and shall be subject to confidentiality obligations under clause 12 under this Agreement.

	4.5.3	Quality. Each Research Plan shall be performed at all times in accordance with all Applicable Laws including as applicable requirements of GxP.

4.6	Research Efforts. Each Party shall assign such scientific and technical personnel and allocate such other resources as are reasonably necessary for performing the activities as are assigned to it in each Research Plan and shall perform such activities in accordance with all Applicable Laws (including GxPs) in each case to the extent applicable to performance of the relevant Research Plan activities by such Party, the terms and conditions of this Agreement, and within generally accepted professional standards. Each Party shall be solely responsible for the safety and health of its employees, consultants and visitors, and for compliance with all Applicable Laws related to health, safety and the environment, including providing its employees, consultants and visitors with all required information and training concerning any potential hazards involved in performing such activities and any precautionary measures to protect its employees from any such hazards at its own facilities and as regards its or its sub-contractor’s performance of the Research Plan. Each Party shall use Commercially Reasonable Efforts to train its personnel assigned to perform activities under this Agreement and ensure that any personnel so assigned shall be capable of professionally and competently performing the activities assigned to it in each Research Plan.

4.7	Audit of GXP activities. Adaptimmune may request an on-site visit to Noile-Immune and/or its Affiliates and Subcontractors for the purpose of conducting a quality assessment and/or quality audit for any GXP activities performed by Noile-Immune, which visit Noile-Immune will promptly accommodate. Adaptimmune shall be entitled to request such on-site visit no more than once in any calendar year (except in the case of any subsequent “for cause” audits) and any visit will be conducted to reasonably minimize interference to the other Party’s business. All reasonable expenses incurred for such audit shall be borne by the Party conducting such audit.

4.8	Changes to Research Plan. The Parties acknowledge and agree that each Research Plan will change and develop as the applicable Product progresses through development. The JPT will be responsible for amending the Research Plan as necessary in relation to any changes; provided that material changes to a Party’s personnel and/or resources necessary for performance of such Research Plan, or material changes to agreed milestones and anticipated timelines thereof, must be mutually agreed by the Parties in writing (i.e., the JPT cannot make such decisions).

5.            REGULATORY

5.1	Regulatory Matters.

	5.1.1	As between the Parties, Adaptimmune shall be responsible for holding and applying for any Regulatory Approvals or MAAs in relation to the Product and for sponsoring any Clinical Trials (including holding the IND). Adaptimmune shall have sole decision making authority in relation to any sponsorship of any Clinical Trials or progression of any Products through Clinical Trials and including the decision on whether to apply for any MAAs.

	5.1.2	Adaptimmune shall be primarily responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the development, commercialisation, and manufacturing of such Product. To the extent Noile-Immune is required to provide any information or response to a Regulatory Authority, such response will be discussed with Adaptimmune to the extent practicable and responding Party shall provide only such information as is necessary to comply with its legal obligations unless otherwise mutually agreed. Noile-Immune shall copy Adaptimmune on any material correspondence in relation to a Product (or anything which is likely to affect the safety or regulatory approval of any Product) received from a Regulatory Authority and where reasonably possible provide Adaptimmune an opportunity to comment on such correspondence.

	5.1.3	Notwithstanding the foregoing, Noile-Immune shall provide such assistance as may reasonably be requested by Adaptimmune relating to regulatory matters (including preparation and filing for any INDs and MAAs and obtaining and maintaining Regulatory Approvals). Such assistance will include, without limitation, a right to reference the other Party’s DMF(s), IND(s), and other regulatory filings, and to reference and utilize all toxicology/safety and other relevant scientific data developed by Noile-Immune solely in connection with a Product. Noile-Immune shall provide a letter of cross reference (or a letter of authorization) to Adaptimmune’s regulatory filings upon request from Adaptimmune, to effectuate the provisions of this Clause 5.1.3 or alternatively (and including where no letter of cross reference is available) provide to Adaptimmune all relevant information in relation to the Noile-Immune Technology as may be reasonably required by Adaptimmune for Adaptimmune to prepare and file any documentation for any Regulatory Approval or to respond to any Regulatory Authority.

	5.1.4	Nothing in this Clause 5.1 shall require any Party to breach its obligations to any Regulatory Authority under Applicable Law and/or its confidentiality obligations to any third party under non-disclosure agreement or other similar agreement.

6.            COMMERCIALISATION

6.1	Commercialisation Generally. Adaptimmune shall use its Commercially Reasonable Efforts to commercialise and promote any Product following its decision to progress to filing an IND in relation to such Product. Adaptimmune shall be primarily responsible for and shall have sole decision making authority in relation to the commercialisation, manufacture and promotion of the Product following filing of IND; [***].

6.2	Commercialisation Updates. Adaptimmune shall keep Noile-Immune informed of its commercialisation of any relevant Product and will provide [***] updates to Noile-Immune summarising progress in the development and commercialisation of any Products in relation to which any Research Plan has been completed.

6.3	Safety Event Reporting. Additionally, each Party shall provide to the other Party prompt written notice of any material safety events pertaining to any Product of which it becomes aware including any SUSARs, SAEs or other material events which might have general applicability to the development of any Product or the use of the Noile-Immune Technology in patients. The Parties will agree the terms of a pharmacovigilance agreement if reasonably required to facilitate such safety event reporting.

7.            LICENSES

7.1	Development License. Commencing on the Effective Date and continuing in full force and effect until completion or termination of all Research Plan, each Party hereby grants to the other Party a royalty-free, non-transferable (except to such other Party’s agents performing the Research Plan), non-exclusive license in the Field under such Party’s Licensed Intellectual Property solely for the purposes of and to the extent necessary for performing the Research Plan (collectively, the “Development License”). The Development License shall be specific to the research and development activities and responsibilities of the licensee Party under the Research Plan.

[***].

7.2	Exclusive License. As from the Acceptance Date and on a Target by Target basis and country by country basis, Noile-Immune grants to Adaptimmune a worldwide exclusive license under Noile-Immune Licensed IP in each case to (i) make, have made, develop, have developed use, import and have imported Products, and (ii) sell, have sold and offer for sale Products, in each case of sub-Clauses (i) and (ii), in the Field and directed to the corresponding Target (each, an "Exclusive License"). [***].

7.3	Sublicenses. Each Party shall have the right to sublicense the licenses and rights granted under Clauses 7.1 and 7.2 to its Affiliates and permitted sub-contractors (in accordance with clause 4.3) acting on its behalf. Adaptimmune shall also have the right to sublicense the licenses and rights granted under Clauses 7.1 and 7.2 (i) to any Third Party working in collaboration with Adaptimmune to develop any Product and for the purposes of such development; and (ii) to any Third Party which takes a license to any of Adaptimmune’s rights in any Product and to the extent associated with such license. Adaptimmune will provide prompt written notice of the grant of any sublicense under clause 7.3(ii) to a Third Party. In each case such sublicense must be:

(a) consistent with the terms and conditions of this Agreement; and

(b) in writing.

Each Party shall be responsible for all actions and omissions of any Sublicensee including where such actions and omissions result in a breach of the terms of this Agreement. Any other sub-licensing must be prior approved in writing by the licensor Party.

7.4	No Additional Licenses. Except as expressly provided in this Agreement, nothing in this Agreement shall grant either Party any right, title or interest in and to the know-how, Patents or other Intellectual Property Rights of the other Party (either expressly or by implication or estoppel).

8.            TECHNOLOGY TRANSFER

8.1	In addition to any technology transfer contemplated by any Research Plan, following completion of any Research Plan, Noile-Immune will:

	8.1.1	reasonably assist Adaptimmune in establishing a CMC supply chain for any Product and provide all information as may be reasonably required to enable Adaptimmune to manufacture and supply any Product (including as relevant sequence information, to the extent not already provided during the Research Plan), unless by such provision of information Noile-Immune breaches its obligations to any Regulatory Authority under Applicable Law and/or its confidentiality obligations to any third party under non-disclosure agreement or other similar agreement. Where any third party confidentiality obligations apply Noile-Immune and Adaptimmune shall work together in good faith to facilitate the transfer of any third party confidential information to Adaptimmune, including as relevant Adaptimmune entering into confidentiality obligations direct with such third party. Such assistance will include technical training sufficient to enable Adaptimmune or its designated CMO to use such information and to make Products; and

	8.1.2	provide ongoing technical assistance in relation to Adaptimmune's development and manufacturing of the Product as reasonably requested from time to time and during the Term.

To the extent required, the details of what technical assistance and transfer of technology will be required from Noile-Immune will be agreed upon by the Parties as part of a technology transfer plan to be initially prepared by Adaptimmune and approved by the JPT. For the avoidance of doubt, nothing under this Section 8 shall constitute or imply the assignment, conveyance or any other change of ownership of any Intellectual Property Rights or other proprietary rights from Noile-Immune to Adaptimmune on the basis of the technology transfer.

9.            FINANCIAL TERMS

9.1	Development Costs. Each Party will fund their own development costs and activities unless otherwise explicitly agreed in writing. In particular each Party will fund the completion of its activities under any Research Plan and Adaptimmune will fund its preclinical testing and any Clinical Trials it sponsors.

9.2	Upfront Payments. As upfront payments in relation to each Nomination accepted by Noile-Immune pursuant to Section 3, Adaptimmune will pay to Noile-Immune the amounts set out in Exhibit 2. Payments will be made as provided in Exhibit 2.

9.3	Procedural Milestones. In addition to Clause 9.2, Adaptimmune will pay to Noile-Immune the procedural milestone payments set out in Exhibit 2 (“Procedural Milestones”) on achievement on the procedural events set out in Exhibit 2 (“Procedural Milestone Events”). The following terms shall apply to the payment of Procedural Milestones under this Clause 9.3.

	9.3.1	Procedural Milestones shall be due only once for each Nominated Target and shall apply in relation to the first Product directed to such Target to achieve the Procedural Milestone Event. Should the same or additional Products achieve the same Procedural Milestone Event more than once (for example for multiple indications), no additional Procedural Milestones shall be payable by Adaptimmune.

	9.3.2	Procedural Milestones shall be due and payable regardless of whether it is Adaptimmune or any Affiliate achieving such Procedural Milestone Event or any Third Party achieving such Procedural Milestone Event on behalf of Adaptimmune or its Affiliates.

	9.3.3	If, for any reason, a particular Procedural Milestone Event specified is achieved with respect to a given Product without one or more preceding Procedural Milestone Events with respect to such Product and Indication having been achieved, then upon the achievement of such Procedural Milestone Event, both the Procedural Milestones applicable to such achieved Procedural Milestone Event and the Procedural Milestones applicable to such preceding unachieved Procedural Milestone Event(s) shall be due and payable.

	9.3.4	[***].

	9.3.5	Where any Product within a Research Plan is replaced for any reason then Procedural Milestones already paid in relation to the replaced Product shall not be due and payable in relation to the replacement Product. Procedural Milestones shall be due for the replacement Product where it reaches any Procedural Milestone Event in relation to which a Procedural Milestone was not payable for the replaced Product.

	9.3.6	With respect to each Procedural Milestone Event, Adaptimmune shall inform Noile-Immune within [***] days of the achievement of such Procedural Milestone Event. Noile-Immune shall issue an invoice for payment of the applicable Procedural Milestone and Adaptimmune shall pay such invoice within [***] days of receipt of the relevant invoice.

9.4	Royalties.

	9.4.1	Following First Commercial Sale of each Product, Adaptimmune shall pay to Noile-Immune, on a Product by Product basis, and subject to the terms of Clauses 9.4.2 to 9.4.5, [***] of Net Sales for any Product based on annual worldwide Net Sales of such Product (“Royalty”).

	9.4.2	Royalties shall be payable on Net Sales of each Product in each country during the Royalty Term and in each case where such Product is either (i) Covered by a Valid Claim and such Valid Claim Covers the composition of matter of the relevant Product itself, or approved use(s) for such Product, so long as there are no other approved uses of such Product that are not Covered by such Valid Claim; or (ii) in the absence of any Valid Claim, such Product benefits from a period of market exclusivity granted in accordance with Applicable Laws, including Orphan Drug Designation, and in each case for the duration of any granted exclusivity period [***].

	9.4.3	For the purposes of this Clause 9.4, a Valid Claim will not include the claims of any patent application [***].

	9.4.4	Payment Offsets. The following payment offsets will apply in relation to the payment of any Royalty:

(a) [***].

(b) Following the first commercial sale of a Biosimilar in a country and such Biosimilar is not being commercialized by Adaptimmune the royalties due and payable by Adaptimmune hereunder shall be reduced [***] in such country. The reduction in Royalties under this Clause shall only apply during the period of time that the Biosimilar is being sold by a Third Party (excluding any Sublicensee) in such country [***]. As used herein, “Biosimilar” means any drug or biological product that is subject to review under an abbreviated approval pathway as a biosimilar, follow-on biologic or generic biological product, as those terms are commonly understood under the FD&C Act or the PHS Act and related rules and regulations, or the corresponding or similar laws, rules and regulations of any other jurisdiction and where such drug or biological product obtains Regulatory Approval based on, or in part on, reference to any data or Regulatory Approval applicable to a Product hereunder.

(3) [***].

	9.4.5	Royalty Term. The Royalty obligations set forth in Clause 9.4.1 above will commence on a country-by-country and Product-by-Product basis upon the First Commercial Sale of such Product in such Country, and expire on a country-by-country and Product-by-Product basis upon the [***] of (a) expiration of the last to expire Patent containing a Valid Claim which Covers the composition of matter of such Product itself, or approved use(s) for such Product so long as there are no other approved uses of such Product that are not Covered by such Valid Claim in such country; or (b) [***].

	9.4.6	Rights Following Expiration of Royalty Term. Upon expiry of Adaptimmune’s payment obligation hereunder with respect to a Product in a country, the licenses in Article 7 shall be fully paid-up, irrevocable, transferable and sublicenseable in respect of such Product in such country.

	9.4.7	Royalty Reports. Following First Commercial Sale of a Product, Adaptimmune shall provide a report to Noile-Immune within [***] of the end of each calendar quarter (“Royalty Report”). The Royalty Report shall include (a) the total Net Sales for Products to each Target worldwide; and (b) calculation of the Royalty due to Noile-Immune. On receipt of such Royalty Report, Noile-Immune will provide an invoice for the Royalty and Adaptimmune shall pay such Royalty within 45 days of receipt of invoice.

9.5	Sales Milestones. In addition to Clauses 9.2, 9.3 and 9.4, Adaptimmune will pay to Noile-Immune the sales milestone payments set out in Exhibit 2 (“Sales Milestones”) on achievement of the annual sales targets set out in Exhibit 2 (“Sales Milestone Events”) in relation to the Product (or Products) for each Nominated Target. The following terms shall apply to the payment of Sales Milestones under this Clause 9.5.

	9.5.1	Sales Milestones shall be due only once for each Nominated Target.

	9.5.2	Sales Milestones shall be due and payable regardless of whether it is Adaptimmune or any Affiliate achieving such Sales Milestone Event or any Third Party achieving such Sales Milestone Event on behalf of Adaptimmune or its Affiliates.

	9.5.3	With respect to each Sales Milestone Event, Adaptimmune shall inform Noile-Immune within [***] days of the achievement of such Sales Milestone Event. Noile-Immune shall issue an invoice for payment of the applicable Sales Milestone and Adaptimmune shall pay such invoice within forty five (45) days of receipt of the relevant invoice.

10.            PAYMENTS

10.1	Mode of Payment.

	10.1.1	All payments hereunder shall be made by wire transfer in immediately available funds to the account listed below (or such other account as the receiving Party shall designate before such payment is due):

If to Noile-Immune:

[***]

	10.1.2	Adaptimmune will be responsible for any bank costs or charges associated with any transfer of sums or reimbursement of costs including any currency conversion costs or transfer costs.

10.2	Currency of Payments. All payments under this Agreement shall be made in US dollars, unless otherwise expressly provided in this Agreement. Net Sales shall be reported in US dollars irrespective of the currency in which such sales were invoiced. Adaptimmune will make the conversion to US dollars using the conversion rates it typically uses for its accounts and in accordance with its application of the Accounting Standards.

10.3	Taxes. Each Party shall comply with Applicable Laws regarding filing and reporting for tax purposes. Neither Party shall treat their relationship under this Agreement as a pass through entity for tax purposes. If any payments made by Adaptimmune under this Agreement are subject to withholding taxes under Applicable Laws of any state, federal, provincial or foreign government, Adaptimmune shall be authorised to withhold such taxes as are required under such Applicable Laws, pay such taxes to the appropriate government authority, and remit the balance due to Noile-Immune net of such taxes. Adaptimmune shall secure and deliver to the other Party an official receipt for taxes paid. The Parties will fully cooperate with each other to enable each Party to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible and administratively reasonable. Each Party shall provide and make available to the other Party any exemption certificates, resale certificates, information regarding out of state or out of country sales or use of equipment, materials or services, and any other information reasonably requested by the other Party to support the provisions of this Clause 10.3, including the appropriate organization of invoice formats and supporting documents to allow maximization of reclamation of VAT and other transaction taxes.

10.4	Late Payment. In relation to any undisputed amount required to be paid by Adaptimmune hereunder which is not paid by the payment date due, Noile-Immune may charge interest at a [***]; provided, however, that in no event will such rate exceed the maximum legal interest rate then in effect. [***].

10.5	Records. Adaptimmune shall keep and maintain records of its sales of Products in sufficient detail to enable Noile-Immune to verify the accuracy of Royalties due from Adaptimmune and pursuant to an inspection under Clause 10.6. Adaptimmune shall keep such records for a period of [***] years from the end of the calendar year in which the relevant Product sales were made.

10.6	Inspections. Noile-Immune shall be entitled to appoint an independent Third Party qualified accountant or a person possessing similar professional status and associated with an independent accounting firm reasonably acceptable to Adaptimmune to verify the level of Net Sales accounted for by Adaptimmune and the payment of Royalty in accordance with this Agreement. Adaptimmune shall make its records available as set forth in this Section. The accounting firm shall enter into appropriate obligations with Adaptimmune to treat all information it receives during its inspection in confidence. Such audit right shall apply [***]. The independent Third Party shall only be entitled to report to Noile-Immune as to whether or not the Net Sales of any Product are materially accurate. Where any inspection identifies any shortfall in the Royalty required to Noile-Immune, Adaptimmune shall make up such shortfall within [***] days of receiving notice of such shortfall. Where any inspection identifies an overpayment in the Royalties required to Noile-Immune, Adaptimmune shall be entitled to deduct the amount of such overpayment from the next payment or payments made to Noile-Immune. [***].

11.            INTELLECTUAL PROPERTY; OWNERSHIP

11.1	Disclosure; Ownership; Inventorship; Assignment and Cooperation.

	11.1.1	Disclosure. During the Term, each Party shall promptly disclose to the other Party in writing any registerable or potentially registerable Foreground IP (whether or not patentable) conceived or reduced to practice by or for the disclosing Party in the course of performance of this Agreement. Disclosure will be made via designated patent representatives for each Party.

	11.1.2	Ownership. As between the Parties:

(a) Adaptimmune shall solely own any Foreground IP which solely relates to the Adaptimmune Technology [***] (“Adaptimmune Foreground IP”) and Noile-Immune hereby assigns and agrees to assign to Adaptimmune any rights it has in the Adaptimmune Foreground IP;

(b) Noile-Immune shall solely own any Foreground IP which solely relates to the Noile-Immune Technology [***] (“Noile-Immune Foreground IP”) and Adaptimmune hereby assigns and agrees to assign to Noile-Immune any rights it has in the Noile-Immune Foreground IP; and

(c) The Parties shall jointly own any Foreground IP other than that set out in clause 12.1.2 (a) and (b) ("Joint IP").

In relation to any inventions, existence and ownership of inventions shall be determined in accordance with the laws of the United States. Without limiting the foregoing, each Party retains an undivided one-half interest in and to the Joint IP (including Patents therein) and each Party agrees to assign its rights in any Joint IP to the other Party to ensure such joint ownership. Subject to the licenses granted in Article 7, (i) each Party may [***], in each case of sub-clauses (i) and (ii), without accounting to the other Party.

In the event of any dispute as to whether any Foreground IP solely relates to either the Adaptimmune Technology or Noile-Immune Technology under Clauses 11.1.2(a) or 11.1.2(b) and where such dispute is not resolved by reference to senior executives in accordance with Clause 17.1, an independent patent expert (“Patent Expert”) shall be appointed by the Parties to resolve such dispute. The decision of the Patent Expert shall be binding on the Parties in the absence of manifest error or fraud. The Patent Expert shall be mutually agreed between the Parties in writing within thirty (30) days of expiry of the 30-day resolution period in Clause 17.1. Where the Parties cannot agree such Patent Expert, the Patent Expert shall be appointed by the American Arbitration Association under its Supplementary Rules for the Resolution of Patent Disputes. Any Patent Expert shall be a patent attorney and have at least 20 years’ experience in relation to pharmaceutical or biotechnology patent matters. The fees of the Patent Expert shall be shared equally between the Parties and the Parties shall use reasonable efforts to ensure resolution occurs as quickly as possible after referral to such Patent Expert. The Parties shall reasonably cooperate with the Patent Expert, including providing such information as may reasonably be required by the Patent Expert to reach a decision.

Nothing in this clause shall affect or impact any ownership of either Party in relation to such Party’s Background IP.

	11.1.3	Assignment; Cooperation. Each Party shall execute such further documentation as may be necessary or appropriate, and provide reasonable assistance and cooperation, to implement the provisions of this Article 11. Each Party shall to the extent legally practicable and possible under relevant national or local laws use Commercially Reasonable Efforts to cause all of its employees, Affiliates and any Third Parties working pursuant to this Agreement on its behalf, to assign (or otherwise convey rights) to such Party any Patents and Know-How or other Foreground IP discovered, conceived or reduced to practice by such employee, Affiliate or Third Party, and to cooperate with such Party in connection with obtaining patent protection therefore.

11.2	Patent Prosecution.

	11.2.1	Adaptimmune Controlled Prosecution and Maintenance.

(a) Adaptimmune shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain Patents within the Adaptimmune Background IP.

(b) Adaptimmune shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain Patents within the Adaptimmune Foreground IP. [***]

(c) Adaptimmune shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain Patents within the joint Foreground IP, to the extent such Patents [***]

	11.2.2	Noile-Immune Controlled Prosecution and Maintenance.

(a) Noile-Immune shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain Patents within the Noile-Immune Background IP.

(b) Noile-Immune shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain Patents within the Noile-Immune Foreground IP. [***]

11.3	Jointly Controlled Prosecution and Maintenance:

	11.3.1	In relation to any Joint IP not Prosecuted and Maintained by either Adaptimmune or Noile-Immune under Clauses 11.2.1 and 11.2.2, the Parties shall mutually agree upon which Party shall have the right to Prosecute and Maintain such Patents.

11.4	[***]

11.5	Enforcement Rights for Infringement by Third Parties.

	11.5.1	Notice. Each Party shall promptly notify, in writing, the other Party upon learning of any actual or suspected infringement of the Patents within the Noile-Immune Background IP or any Foreground IP to the extent such actual or suspected infringement is relevant to any Product, or, of any claim of invalidity, unenforceability, or non-infringement of any Patents within the Noile-Immune Background IP (to the extent relevant to any Product) or any Foreground IP (each an “Infringement”).

	11.5.2	Enforcement Actions.

(a) The Parties shall consult in good faith as to potential strategies to terminate suspected or potential Infringement. In the absence of any agreement otherwise, the Prosecuting Party in relation to the relevant Patent or Party owning or Controlling the relevant intellectual property right in the case of Foreground IP or Background IP shall have the first right, but not the obligation, to seek to abate any actual or suspected Infringement by a Third Party, or to file suit against any Third Party for Infringement. If the Prosecuting Party or owning or Controlling Party does not, within one hundred twenty (120) days of receipt of a notice under Clause 11.5.1, take steps to abate the Infringement, or to file suit to enforce against such Infringement, then other Party shall have the right, but not the obligation, to take action to enforce against such Infringement; provided that if Prosecuting Party is diligently pursuing ongoing settlement discussions at the end of such one hundred and twenty (120) day period then Non-Prosecuting Party shall not be permitted to exercise such right unless such settlement discussions cease without reaching settlement or Prosecuting Party ceases to pursue such discussions diligently.

(b) The non-Prosecuting Party shall reasonably cooperate with the Party controlling any such action to abate or enforce pursuant to this Clause 11.5.2 (as may be reasonably requested by the controlling Party and at the controlling Party’s expense), including, if necessary, by being joined as a party; provided that the non-controlling Party shall be reimbursed by the controlling Party as to any costs or expenses incurred, and shall have the right to be represented by its own counsel at its own expense. The Party controlling any such action shall keep the other non-Prosecuting Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

	11.5.3	Settlement. The Party controlling any such enforcement action described in Clause 11.5.2 (a “Enforcement”), at its sole discretion, may take reasonable actions to terminate any alleged infringement without litigation; provided, that if any such arrangement would adversely affect the non-controlling Party’s rights under this Agreement or impose any obligation or requirement on the non-controlling Party, then that arrangement is subject to the non-controlling Party’s prior written consent, which consent shall not to be unreasonably withheld, conditioned or delayed.

	11.5.4	Costs and expenses. The Party controlling any Enforcement shall bear all of its costs and expenses, including litigation expenses, related to such Enforcement actions.

	11.5.5	Damages. Unless otherwise mutually agreed by the Parties in writing, and subject to the respective indemnity obligations of the Parties set forth in Article 15, all damages, amounts received in settlement (including royalty, milestone or other payments), judgment or other monetary awards recovered in Enforcement with respect to activities of the Third Party that occurred prior to the effective date of such award shall be shared as follows:

(a) first, to reimburse the controlling Party for costs and expenses incurred under Clause 11.5.4; and

(b) second, shall be apportioned [***] to the controlling Party and [***] to the other (non-controlling) Party.

11.6	Third Party Infringement Claims.

	11.6.1	Notice. In the event that a Third Party shall make any claim, give notice, or bring any suit or other inter parties proceeding against Noile-Immune or Adaptimmune, or any of their respective Affiliates, subcontractors or customers, for infringement or misappropriation of any Intellectual Property Rights with respect to the research, development, making, using, selling, offering for sale, import or export of any Product or with respect to any Nominated Target ("Third Party Infringement Claim"), in each case, the Party receiving notice of a Third Party Infringement Claim shall promptly notify the other Party in writing and provide all evidence in its possession pertaining to the claim or suit that it is entitled to disclose.

11.6.2	Defense. The Parties shall consult as to potential strategies to defend against any Third Party Infringement Claim, consistent with the overall goals of this Agreement, including by being joined as a party. The Parties shall cooperate with each other in all reasonable respects in the defense of any Third Party Infringement Claim or raising of any counterclaim related thereto. Subject to the respective indemnity obligations of the Parties set forth in Article 15, (a) Adaptimmune shall be primarily responsible for defending such Third Party Infringement Claim including selection of counsel, venue, and directing all aspects, stages, motions, and proceedings of litigation to the extent such Third Party Infringement Claim relates to any Product or Target or any Adaptimmune Technology; and (b) subject to clause 11.6.2(a), Noile-Immune shall be primarily responsible for defending such Third Party Infringement Claim including selection of counsel, venue, and directing all aspects, stages, motions, and proceedings of litigation to the extent such Third Party Infringement Claim relates to the Noile-Immune Technology. If the Party with primary responsibility does not, within one hundred twenty (120) days of receipt of a notice under Clause 11.6.1 take steps to defend the Third Party Infringement Claim, then to the extent that such Third Party Infringement Claim is brought against the other Party, the other Party shall have the right, but not the obligation, to take action to enforce or defend against such Third Party Infringement Claim; provided that if the Party with primary responsibility is diligently pursuing ongoing settlement discussions at the end of such one hundred and twenty (120) day period, then other Party shall not be permitted to exercise such right unless such settlement discussions cease without reaching settlement or such responsible Party ceases to pursue such settlement discussions diligently. At the controlling Party’s request and expense, the non-controlling Party shall cooperate with the controlling Party in connection with any such defense and counterclaim, provided that the non-controlling Party shall be reimbursed by the controlling Party as to any reasonable and documented costs or expenses, and shall have the right to be represented by its own counsel at its own expense. Any counterclaim or other similar action by a Party, to the extent such action involves any enforcement of rights under the Background IP, Foreground IP or Joint IP, will be treated as an Enforcement subject to Clause 11.5. Nothing in this Clause shall prevent any Party from complying with the terms of any court order relating to or arising out of any Third Party Infringement Claim.

11.6.3	Settlement. If any such defense under Clause 11.6.2 would adversely affect the other Party’s rights under this Agreement or impose a financial obligation upon the other Party or grant rights in respect, or affect the validity or enforceability, of the other Party’s Intellectual Property Rights or any Foreground IP, then any settlement, consent judgment or other voluntary final disposition of such Third Party Infringement Claim shall not be entered into without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

11.6.4	Costs and Expenses. The Party controlling the defense of any Third Party Infringement Claim shall bear all costs and expenses, including litigation expenses, to defend against any Third Party Infringement Claim.

12.            CONFIDENTIALITY

12.1	Non-use and Non-disclosure of Confidential Information. During the Term, and for [***] years after the date of expiration or termination of this Agreement, a Party shall (i) except to the extent permitted by this Agreement or otherwise agreed to by the Parties in writing, keep confidential and not disclose to any Third Party any Confidential Information of the other Party; (ii) except in connection with activities contemplated by, the exercise of rights permitted by or in order to further the purposes of, this Agreement or otherwise agreed to by the Parties in writing, not use for any purpose any Confidential Information of the other Party; and (iii) take all reasonable precautions to protect the Confidential Information of the other Party (including all precautions a Party employs with respect to its own confidential information of a similar nature).

12.2	Exclusions Regarding Confidential Information. Notwithstanding anything set forth in this Article 12 to the contrary, the obligations of Clause 12.1 above shall not apply to the extent that the Party seeking the benefit of the exclusion from the obligations set forth in Clause 12.1 (the receiving Party) can demonstrate that the Confidential Information of the other Party:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of receipt by the receiving Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its receipt by the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its receipt by the receiving Party other than through any act or omission of the receiving Party or those to whom the receiving Party discloses in breach of this Agreement;

(d) was received by the receiving Party without an obligation of confidentiality from a Third Party having the right (to the knowledge of the receiving Party) to disclose such information without restriction;

(e) was independently developed by or for the receiving Party without use of or reference to the Confidential Information of the other Party; or

(f) was released from the restrictions set forth in this Agreement and imposed on the receiving Party by express prior written consent of the other Party.

12.3	Authorised Disclosures of Confidential Information. Notwithstanding the foregoing, a receiving Party may use and disclose the Confidential Information of the other Party as follows:

(a) if required by law, rule or governmental regulation or by judicial order, including as may be required in connection with any filings made with, or by the disclosure policies of, a major stock exchange; provided that the receiving Party seeking to disclose the Confidential Information of the other Party (i) uses all reasonable efforts to inform the other Party of such requirement in writing prior to making any such disclosures and cooperates with the other Party’s efforts to avoid or limit disclosure, or to seek a protective order, confidential treatment or other appropriate remedy (including redaction) and (ii) whenever possible, requests confidential treatment of such information that is disclosed;

(b) to the extent such use and disclosure is reasonably required in the Prosecution and Maintenance of a Patent within the Foreground IP in accordance with this Agreement; provided that such proposed disclosure is provided to the other Party in writing in advance and the other Party approves such disclosure;

(c) as reasonably necessary to obtain or maintain any Regulatory Approval, including to conduct preclinical studies and Clinical Trials and for pricing approvals, for any Products, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such Regulatory Agency and to otherwise maintain the confidentiality of the Confidential Information;

(d) to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement; or

(e) to the extent necessary, to permitted Sublicensees, vendors, consultants, agents, attorneys, contractors and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this Agreement (or as restrictive as reasonably possible), who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement.

12.4	Terms of this Agreement. The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties.

12.5	No License. As between the Parties, Confidential Information disclosed hereunder shall remain the property of the disclosing Party. Disclosure of Confidential Information to the other Party shall not constitute any grant, option or license to the other Party, beyond those licenses expressly granted under Article 7, under any patent, trade secret or other rights now or hereinafter held by the disclosing Party.

12.6	Change of Control. In the event of a Change of Control of a Party, such Party will adopt reasonable procedures to [***]

13.            PUBLICITY; PUBLICATIONS; USE OF NAME

13.1	Publicity. The Parties shall agree and issue a joint press release, as set out in Exhibit 6, concerning the execution of this Agreement on a mutually agreed date. The text of any other press releases, public announcements or PowerPoint presentations concerning this Agreement, the subject matter hereof, or the research, development or commercial results of Therapies hereunder (a “Release”) shall be addressed pursuant to Clauses 13.2 – 13.4, inclusive, as applicable.

13.2	Releases required by Law or Regulation. Each Party may issue any Release it is required to issue by Applicable Law (including requirements of any law or rule imposed by the US Securities and Exchange Commission or any securities exchange). For clarification, where any Party reasonably believes, after consultation with outside legal counsel or General Counsel, that any Release is required in order for it to comply with any securities exchange requirement, including a required release of any material information or an obligation to correct any market misstatement, such Party shall be entitled to issue such Release in accordance with such reasonable belief, without providing the other Party with any prior notification of such Release.

13.3	Publications. Notwithstanding Clauses 13.2, both Parties recognise that the publication or disclosure of papers, presentations, abstracts or any other written or oral presentations regarding results of and other information regarding the Products may be beneficial to both Parties, provided that such publications or presentations are subject to reasonable controls to protect Confidential Information, the patentability of inventions and other commercial considerations. Accordingly, the following shall apply:

	13.3.1	Any proposed paper, presentation, or other public disclosure regarding any Product or Research Plan (“Publication”) by either Party (“Publishing Party”) shall be provided to the other Party (“Non-Publishing Party”) for review. The Non-Publishing Party shall review such proposed Publication within 20 days of receipt and may comment on and/or object to any content of the proposed Publication.

	13.3.2	The Parties shall work together to resolve any comments and objections of the Non-Publishing Party on a timely basis and neither Party shall unreasonably withhold its consent to any proposed Publication, save that a Non-Publishing Party may request deletion of any of its Confidential Information from any such proposed Publication.

	13.3.3	No Publication shall be made unless the contents of such Publication are mutually agreed between the Parties.

13.4	No Use of Names. Except as expressly provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name of “Adaptimmune” or "Noile-Immune" or any of their Affiliates, or any other trade name, symbol, logo or trademark of the other Party or its Affiliates, in connection with the performance of this Agreement.

14.            REPRESENTATIONS

14.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date:

	14.1.1	it is validly organized under the laws of its jurisdiction of incorporation;

	14.1.2	it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement;

	14.1.3	the execution, delivery and performance of this Agreement have been duly authorised by all necessary corporate action on its part;

	14.1.4	it has the legal right and power to enter into this Agreement and to fully perform its obligations hereunder;

	14.1.5	the performance of its obligations under this Agreement will not conflict with such Party’s charter or incorporation documents or any Third Party agreement, contract or other arrangement to which such Party is a party;

	14.1.6	it will comply with all Applicable Laws in the performance of this Agreement;

	14.1.7	it has not received any written letter threatening infringement or alleging any infringement in relation to any Background IP which to its actual knowledge will be required for performance of any Research Plan and it has no actual knowledge that its Background IP infringes the rights of any Third Party or has been misappropriated from any Third Party;

	14.1.8	it will not use in the performance of this Agreement any person or personnel (whether directly or through a subcontractor) that has been debarred or otherwise prevented or restricted from performing any clinical research or has been convicted of any offence related to any Clinical Trial in any jurisdiction or otherwise prevented from performing any Clinical Trial by any Regulatory Authority; and

	14.1.9	it has the legal right and power to extend the rights and licenses granted to the other Party hereunder.

14.2	[***].

14.3	Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO PATENTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. IN PARTICULAR BOTH PARTIES ACCEPT THAT, GIVEN THE NATURE OF THE PRODUCTS BEING GENERATED UNDER THIS AGREEMENT, THERE CAN BE NO GUARANTEE THAT ANY PRODUCT CAN BE SUCCESSFULLY GENERATED OR THAT IF GENERATED, THE PRODUCT WILL BE CAPABLE OF OBTAINING REGULATORY APPROVAL.

15.            INDEMNIFICATION

15.1	Indemnification by Adaptimmune. Subject to Clause 15.3, Adaptimmune shall indemnify, defend and hold Noile-Immune, its Affiliates and their respective directors, officers, and employees and the successors and assigns of any of the foregoing harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including reasonable attorneys' fees and other reasonable expenses of litigation) (collectively, “Loss” or “Losses”) to the extent arising out of or in connection with any Third Party claims, suits, actions, demands or judgments (“Third Party Claims”) relating to (a) the negligence or willful misconduct of Adaptimmune or its Affiliates or any of its or their sub-contractors; and (b) any breach of Applicable Laws by Adaptimmune or its Affiliates, Sublicensees or any of its or their sub-contractors; and (c) any breach of the warranties under Article 14 by Adaptimmune of its Affiliates except, in each case, to the extent caused by the negligence or willful misconduct of Noile-Immune or its Affiliates or breach of this Agreement by Noile-Immune or its Affiliates.

15.2	Indemnification by Noile-Immune. Subject to Clause 15.3, Noile-Immune shall indemnify, defend and hold Adaptimmune, its Affiliates and their respective directors, officers, and employees and the successors and assigns of any of the foregoing harmless from and against any and all Losses to the extent arising out of or in connection with any Third Party Claims relating to (a) the negligence or willful misconduct of Noile-Immune, its Sublicensees or any sub-contractor of Noile-Immune (including its Affiliates); and (b) any breach of Applicable Laws by Noile-Immune, its Affiliates, Sublicensees or sub-contractors; and (c) any breach of the warranties under Article 14 by Noile-Immune of its Affiliates except, in each case, to the extent caused by the negligence or willful misconduct of Adaptimmune or its Affiliates or breach of this Agreement by Adaptimmune or its Affiliates.

15.3	Procedure. If a Party intends to claim indemnification under this Agreement (the “Indemnitee”), it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Loss and the Third Party Claim. The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee. Any Indemnitee shall have the right to retain its own counsel at its own expense for any reason in connection with such Third Party Claim, provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnitor and the Indemnitee in the defense of such action, the Indemnitor shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee in relation to such Third Party Claim. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Third Party Claims covered by this Agreement. The obligations of this Article 15 shall not apply to any settlement of any Third Party Claims if such settlement is effected without the consent of both Parties, which shall not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Clause 15.3. It is understood that only Noile-Immune and Adaptimmune may claim indemnity under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

15.4	Insurance.

	15.4.1	Insurance Coverage. Each Party shall obtain and maintain comprehensive general liability insurance customary in the industry for companies of similar size conducting similar business.

	15.4.2	Evidence of Insurance. No earlier than thirty (30) days after signing this Agreement, each Party shall provide, upon request therefor, the other Party with its certificate of insurance evidencing the insurance coverage set forth Clause 15.4.1.

15.5	Limitation of Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, except in respect of any breach of (1) a Party’s obligations under Article 11 or 12, or (2) indemnification obligations under THIS Article 15 for third party claims. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS CLAUSE SHALL LIMIT OR EXCLUDE ANY LIABILITY TO A THIRD PARTY FOR FRAUD BY ANY PARTY OR ANY LIABILITY ARISING AS A RESULT OF PERSONAL INJURY OR DEATH CAUSED BY NEGLIGENCE OF ANY PARTY. NOTHING IN THIS CLAUSE 15.5 SHALL LIMIT EITHER PARTY’S RIGHT TO PURSUE AND OBTAIN EQUITABLE RELIEF.

15.6	Product Recall. Adaptimmune shall be responsible for investigating any SUSAR or other complaint in relation to any Product. Adaptimmune shall be responsible for carrying out any Product recall but shall keep the JSC, as relevant, informed of the status and process for such recall including any material correspondence with any Regulatory Authority. The costs associated with any recall of any Product shall be borne by Adaptimmune.

16.            TERM AND TERMINATION

16.1	Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless sooner terminated as provided in this Article 16 shall continue in full force and effect, on a country-by-country and Product-by-Product basis until such Product ceases being commercialized or further developed by Adaptimmune, at which time this Agreement shall expire with respect to such Product in such country (except for such provisions of this Agreement as continue beyond its natural expiration). The Term shall expire on the date this Agreement has expired in its entirety with respect to all Products in all countries in the world.

16.2	Termination by Either Party for Material Breach. Either Party may terminate this Agreement (i) in its entirety, (ii) with respect to any Exclusive License granted by such Party, (iii) with respect to a given Nominated Target, or (iv) on a country-by-country basis, by written notice delivered to the other Party for any material breach of this Agreement by the other Party if, in the case of remediable breach, such material breach is not cured within [***] days [***] after the breaching Party receives written notice of such breach from the non-breaching Party describing such breach and demanding its cure; provided, that if such breach is not capable of being cured within such [***]-day [***] period, the cure period shall be extended for such amount of time that the Parties may agree in writing is reasonably necessary to cure such breach, so long as (1) the breaching Party is making Commercially Reasonable Efforts to do so, and (2) the Parties agree on an extension within such [***]-day [***] period. For clarity, this Agreement may be terminated in its entirety under this Clause 16.2 only if the material breach affects the fundamental purpose of this Agreement. Notwithstanding anything to the contrary herein, if the allegedly breaching Party in good faith either disputes (a) whether a breach is material or has occurred or (b) the alleged failure to cure or remedy such material breach, and provides written notice of that dispute to the other Party within the above time periods, then the matter will be addressed under the dispute resolution provisions in Article 17 and the notifying Party may not so terminate this Agreement until it has been determined under Article 17 that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within [***]-days (or such longer period as determined by the arbiter of such dispute resolution) after the conclusion of that dispute resolution procedure.

16.3	Termination by Either Party for Insolvency or Bankruptcy. Either Party may terminate this Agreement effective ten (10) business days after delivery of written notice to the other Party upon the liquidation, dissolution, winding-up, insolvency, bankruptcy, or filing of any petition therefor, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of the other Party where such petition, appointment or similar proceeding is not dismissed or vacated within ninety (90) calendar days. All rights and licenses granted pursuant to this Agreement are, for purposes of Clause 365(n) of Title 11 of the United States Code or any foreign equivalents thereof (as used in this Clause 20.3, “Title 11”), licenses of rights to “intellectual property” as defined in Title 11. Each Party in its capacity as a licensor hereunder agrees that, in the event of the commencement of bankruptcy proceedings by or against such bankrupt Party under Title 11, (a) the other Party, in its capacity as a licensee of rights under this Agreement, shall retain and may fully exercise all of such licensed rights under this Agreement (including as provided in this Clause 16.3) and all of its rights and elections under Title 11, and (b) the other (licensee) Party shall be entitled to a complete duplicate of all embodiments of such intellectual property, and such embodiments, if not already in its possession, shall be promptly delivered to the other (licensee) Party (i) upon any such commencement of a bankruptcy proceeding, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i), immediately upon the rejection of this Agreement by or on behalf of the bankrupt Party.

16.4	[***].

16.5	Termination by Noile-Immune.

16.5.1	Noile-Immune may terminate any Exclusive License granted to Adaptimmune, on provision of 30 days written notice to Adaptimmune, in the event that [***]

16.5.2	[***]

16.6	Termination by either Party for Patent challenge: Either Party may terminate any Exclusive License under which a license has been granted to the other Party to use any of such Party’s Licensed Intellectual Property, if the other Party or its Affiliates commences proceedings (whether before a regulatory or administrative body or a court) anywhere in the world, or voluntarily assists any Third Party in commencing or participating in such proceedings (whether before a regulatory or administrative body or a court) alleging that any claim in any Patent within such Licensed Intellectual Property that is licensed to the other Party by such Party (including the Adaptimmune Background IP or Noile-Immune Background IP, as applicable) is invalid, unenforceable or otherwise not patentable, and such proceedings are not withdrawn within thirty (30) days after receipt of a written notice to withdraw. Notwithstanding the foregoing, a license-granting Party shall have no right to terminate any Exclusive License pursuant to this Clause 16.6 if any proceedings are brought as a defense (including an affirmative defense) in relation to a claim of infringement brought against the other Party or its Affiliates.

16.7	Accrued Rights and Obligations. Expiration or termination of this Agreement in its entirety, or with respect to a particular Exclusive License, a given Product, or a given country for any reason, shall not release either Party hereto from any liability which, as of the effective date of such expiration or termination, had already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to the effective date of such expiration or termination.

16.8	Effects of Termination. The effects of termination set forth in this Clause 16.8 shall apply either with respect to this Agreement in its entirety, if the Agreement is terminated in its entirety, or only with respect to a specific Product or Exclusive License or country, if this Agreement is only terminated with respect to a specific Product, or Exclusive License or country, in all cases as applicable.

16.8.1	Termination of Licenses.

(a) Upon termination of the Agreement in its entirety by either Party, all licenses and options granted under this Agreement shall terminate as of the effective date of such termination save as explicitly otherwise provided to survive termination of this Agreement. Performance of all Research Plans shall cease as of effective date of termination.

(b) Upon termination of any Exclusive License by either Party, such Exclusive License and any associated Development License shall terminate as of the effective date of such termination save as explicitly otherwise provided to survive termination of this Agreement. All other Exclusive Licenses and Development Licenses and the remaining terms of this Agreement shall continue in full force and effect following such termination. Performance of the Research Plan for the Nominated Target subject to the Exclusive License shall cease as of the effective date of termination.

(c) Upon termination of this Agreement in relation to any Product or to any country, the Exclusive License and any Development License shall only terminate in relation to such Product or to such country (save as explicitly otherwise provided to survive termination) and shall otherwise remain in full force and effect. Any Research Plan for the development of the Product subject to termination shall cease as of the effective date of termination.

(d) Upon termination of this Agreement by either Party, the provisions of Clause 3.2.1 shall cease to apply. On termination of any Exclusive License by either Party, the provisions of Clause 3.2.1 shall cease to apply in relation to the Nominated Target relevant to such Exclusive License.

16.8.2	Clinical Trials. The Parties shall ensure that where termination of any Exclusive License or this Agreement occurs during any Clinical Trial or after the filing of any application to any Regulatory Authority for any Clinical trial, that any such Clinical Trial shall be wound down in accordance with the protocol for such Clinical Trial and in such a way as to minimize any patient harm and at all times in accordance with all Applicable Laws.

16.8.3	Return of Confidential Information. Following expiry or any early termination of this Agreement, the Party that has Confidential Information of the other Party shall to the extent reasonably possible destroy (at such Party’s written request) or put beyond use all such Confidential Information in its possession as of the effective date of expiration or termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information solely for purposes of ensuring compliance with confidentiality obligations), provided that each Party may retain and continue to use such Confidential Information of the other Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement or any obligation under Applicable Laws. This clause shall not require return or destruction of any Confidential Information which is held on back-up servers or archive systems, provided such back-ups have been made as part of the routine business of a Party and such back-ups are not accessible other than by members of the IT team at such Party. Any retained Confidential Information will continue to be subject to the confidentiality provisions of this Agreement.

16.8.4	Inventory at Termination. [***]

16.9	Survival. In addition to any provisions specified in this Agreement as surviving under the applicable circumstances, the following provisions shall survive: Articles 1 (to the extent required for interpretation), 5, 10 (to the extent any ongoing payment obligations survive), 14, 15, 16, 17, and Clauses 11.1.2, 12.1 – 12.5 (inclusive), 13.2, 20.1 – 20.11. In addition to those provisions specifically referenced in this Clause 16.9, those provisions which by their nature are intended to survive, as well as any other provisions necessary to interpret or implement any other surviving provisions (including, to the extent applicable, the definitions in Article 1), shall survive.

17.            DISPUTE RESOLUTION

17.1	Disputes. Adaptimmune and Noile-Immune recognize that a dispute, controversy or claim of any nature whatsoever arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (each, a “Dispute”), may from time to time arise during the Term. Unless otherwise specifically recited in this Agreement (for example in relation to decision making of the JSC or JDC), such Disputes between Adaptimmune and Noile-Immune will be resolved as set out in this Article 17. In the event of the occurrence of such a Dispute, the Parties shall first refer such Dispute to their respective Alliance Managers for attempted resolution by such Alliance Managers within thirty (30) days after such referral. If such Dispute is not resolved within such thirty (30) day period, either Adaptimmune or Noile-Immune may, by written notice to the other, have such Dispute referred to their respective officers designated below, or their respective designees, for attempted resolution within thirty (30) days after such notice is received. Such designated officers are as follows:

For Noile-Immune – [***]

For Adaptimmune – [***]

In the event the designated officers, or their respective designees, are not able to resolve such Dispute, and if resolution of such Dispute is not explicitly provided for herein through any other means, then within thirty (30) days of such other Party’s receipt of such written notice, either Party may initiate the dispute resolution procedures set forth in Clause 17.2.

17.2	Arbitration.

17.2.1	Rules. Except as otherwise expressly provided in this Agreement (including under Clause 17.3 with respect to Patent-related matters), the Parties agree that any Dispute not resolved internally by the Parties pursuant to Clause 17.1 shall be resolved through binding arbitration conducted by the International Chamber of Commerce in accordance with the then prevailing Rules of Arbitration of the International Chamber of Commerce (for purposes of this Article 17, the “Rules”), except as specifically modified in this Agreement, applying the substantive law specified in Clause 20.1.

17.2.2	Arbitrators; Location. Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator. All three (3) arbitrators shall serve as independent arbitrators and have at least ten (10) years of (a) dispute resolution experience (including judicial experience) and/or (b) legal or business experience in the biotech or pharmaceutical industry. In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under Clause (b). If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third, the necessary appointments shall be made in accordance with the Rules. Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator. The arbitration proceedings shall be conducted in New York. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in another language shall be translated into English and accompanied by the original or a true copy thereof.

17.2.3	Procedures; Awards. Each Party agrees to use reasonable efforts to make all of its current employees available to the arbitrators, if reasonably needed, and agrees that the arbitrators may determine any person as necessary. The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than ninety (90) days after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. Each Party agrees that, notwithstanding any provision of Applicable Law or of this Agreement, it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party. All information disclosed and generated in the course of such arbitration proceeding shall be treated as confidential information by each of the Parties.

17.2.4	Costs. The prevailing Party, as determined by the arbitrators, shall be entitled to (a) its share of fees and expenses of the arbitrators and (b) its reasonable attorneys’ fees and associated costs and expenses. In determining which Party “prevailed,” the arbitrators shall consider (i) the significance, including the financial impact, of the claims prevailed upon and (ii) the scope of claims prevailed upon, in comparison to the total scope of the claims at issue. If the arbitrators determine that, given the scope of the arbitration, neither Party “prevailed,” the arbitrators shall order that the Parties (1) share equally the fees and expenses of the arbitrators and (2) bear their own attorneys’ fees and associated costs and expenses.

17.2.5	Interim Equitable Relief. Notwithstanding anything to the contrary in this Clause 17.2, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Article 17, such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the ability of the arbitrators to review the decision under this Clause 17.2. Such court shall have no jurisdiction or ability to resolve Disputes beyond the specific issue of temporary injunction or other interim equitable relief.

17.2.6	Protective Orders; Arbitrability. At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrators shall have the power to decide all questions of arbitrability.

17.3	Subject Matter Exclusions. Notwithstanding the provisions of Clause 17.2, any Dispute not resolved internally by the Parties pursuant to Clause 17.1 that involves the validity or infringement of a Patent shall be brought before an appropriate regulatory or administrative body in the country in which such Patent is granted or applied for, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

17.4	Continued Performance. Provided that this Agreement has not terminated, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any Dispute.

18.            ANTI-BRIBERY

18.1	Anti-Bribery.

18.1.1	“Anti-Corruption Laws” means all anti-corruption and anti-bribery laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

18.1.2	“Government Official” means any person employed by or acting on behalf of a government, government-controlled entity or public international organization; any political party, party official or candidate; any person who holds or performs the duties of an appointment, office or position created by custom or convention; and any person who holds himself out to be the authorised intermediary of any of the foregoing.

18.1.3	The Parties agree, on behalf of themselves and their respective officers, directors and employees, that in connection with this Agreement, it shall not directly or indirectly pay, offer or promise to pay, or authorise the payment of any money, or give, offer or promise to give, or authorise the giving of anything else of value, to (i) any Government Official in order to influence official action; (ii) any person (whether or not a Government Official) (a) to influence such person to act in breach of a duty of good faith, impartiality or trust, (b) to reward such person for acting improperly, or (c) where such person would be acting improperly by receiving the money or other thing of value; (iii) any other person while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit a Government Official in order to influence official action for or against any party in connection with the matters that are the subject of this agreement; or (iv) any person to reward that person for acting improperly or to induce that person to act improperly.

18.1.4	The Parties agree, on behalf of themselves and their respective officers, directors and employees that work in connection with this Agreement that they shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws. In connection with the performance of the services hereunder, the Parties undertake to comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause it to be in violation of any such laws to the extent applicable to either Party.

18.1.5	Each Party shall promptly provide the other Party with written notice of (i) becoming aware of any breach or violation by the relevant Party or its sub-contractors or its or their respective officers, directors, employees, of any of the representation, warranty or undertaking set forth in this Clause 18.1 or (ii) upon receiving a formal notification that it is the target of a formal investigation by any governmental authority for any breach of Anti-Corruption Laws in connection with the performance of this Agreement.

19.            DATA PROTECTION

19.1	The Parties agree to comply with all applicable national and international laws, regulations and guidelines relating to the protection and processing of personal data and person identifiable information and as further set out in Exhibit 3.

20.            MISCELLANEOUS

20.1	Applicable Law. This Agreement (including the arbitration provisions of Article 18) shall be governed by and interpreted in accordance with the laws of New York, without reference to the principles of conflicts of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

20.2	Notices. Except as otherwise expressly provided in the Agreement, any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement. Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; or (b) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested. Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses for purposes of this Clause 20.2 by sending written notice to the other Party.

If to Noile-Immune: Noile-Immune Biotech, Inc. [***]

If to Adaptimmune: Adaptimmune Limited [***]

20.3	Assignment. Neither Party may assign or otherwise transfer, in whole or in part, this Agreement without the prior written consent of the non-assigning Party, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may assign this Agreement to (i) an Affiliate or (ii) any purchaser of all or substantially all of the assets of such Party that relate to the performance of this Agreement, or of all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation or re-organization of such party with or into such corporation or entity, provided that the Party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement. Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and permitted assigns. Any assignment not in accordance with this Clause 20.3 shall be null and void.

20.4	Independent Contractors. The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

20.5	Entire Agreement. Except to the extent expressly provided herein, this Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous oral and written communications between the Parties with respect to the subject matter of this Agreement. Both Parties confirm that in entering into this Agreement that have not relied on any representation or statement from the other Party that is not explicitly stated as a warranty or representation under this Agreement. Nothing in this Clause 20.5 shall exclude any liability for fraud or fraudulent misrepresentation or exclude any remedy for such.

20.6	Amendment; Waiver. Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an authorised representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of this Agreement may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

20.7	Further Assurance. Each Party shall and shall use all Commercially Reasonable Efforts to procure that any necessary Third Party shall promptly execute and deliver such further documents and do such further acts as may be required for the purpose of giving full effect to this Agreement.

20.8	Severability. The Parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, section, clause or combination or part thereof of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, section, clause or combination or part of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

20.9	No Third Party Rights. The Parties do not intend that any term of this Agreement should be enforceable by any person who is not a Party.

20.10	Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement, including the Exhibits; (c) the word “law” or “laws” means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a governmental authority (including a court, tribunal, agency, legislative body or other instrumentality of any (i) government or country or territory, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body); (d) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature; (f) the singular shall include the plural and vice versa; and (g) the word “or” has the inclusive meaning represented by the phrase “and/or”. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years.

20.11	Other Activities. The Parties acknowledge that each of them may now or in the future engage in research, manufacturing, development or commercialisation activities that utilize technologies similar to or involve therapies or pharmaceutical products competitive with those contemplated by this Agreement. Neither Party shall be prevented from using any publicly available research results or other information (including any publicly available information of the other Party) to the same extent as Third Parties generally are legally permitted to do so. Each Party agrees to inform its key personnel assigned to perform activities hereunder of the limitations on use of Confidential Information contained in this Agreement, instruct such personnel to comply with such restrictions, and where appropriate, impose firewalls or other appropriate measures to minimize the potential for misuse of information. However, each Party has limited resources, and as a result it is anticipated that personnel assigned to activities hereunder may also participate in other activities that may utilize technologies similar to or involve therapies or pharmaceutical products competitive with those contemplated by this Agreement. In particular, it is anticipated that personnel in sales, marketing, clinical and regulatory functions, regardless of level, will participate in multiple programs and that management personnel will by nature of their leadership positions participate in multiple programs.

20.12	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For purposes hereof, a facsimile copy, or email with attached pdf copy, of this Agreement, including the signature pages hereto, will be deemed to be an original.

[Signature page follows – the rest of this page intentionally left blank.]

IN WITNESS WHEREOF, duly authorised representatives of the Parties have executed this Agreement as of the Effective Date.

ADAPTIMMUNE LIMITED

By:	/s William Bertrand

Name:	William Bertrand

Title:	Chief Operating Officer

NOILE-IMMUNE BIOTECH, INC.

By:	/s Hidenobu Ishizaki

Name:	Hidenobu Ishizaki

Title:	President and CEO

EXHIBIT 1 – Initial Research Plan

THIS PAGE AND THE FOLLOWING 5 PAGES OF THIS EXHIBIT HAVE BEEN OMITTED because THEY ARE both (i) not material and (ii) would be competitively harmful if publicly disclosed

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EXHIBIT 2 – Payments

Upfront Payments

Upfront Payment for grant of Exclusive License for First Target

•	In consideration of the grant of the Exclusive License in relation to the first Target, Adaptimmune will pay an upfront sum of US$2.5M (two million five hundred thousand US dollars).

•	Payment will be due following Effective Date and within 45 days of receipt by Adaptimmune of a valid invoice from Noile-Immune requesting payment of such amount.

Upfront Payments due on acceptance of Target Nominations for [***] Targets

•	[***]

•	[***]

•	[***]

•	Payment of upfront payments for all Target Nominations other than the first Target Nomination, shall be due following Acceptance Date and within 45 days of receipt of a valid invoice from Noile-Immune requesting payment of such amounts.

Total upfront payments

Except for pursuant to Section 16.5.2, the total upfront payments payable by Adaptimmune under this Exhibit 2 will not exceed [***].

Procedural Milestones

The following Procedural Milestones shall be payable by Adaptimmune to Noile-Immune in accordance with clause 9.3 of this Agreement.

Procedural Milestone Event	Procedural Milestone payable for first Product developed by Adaptimmune to first Target	[***]
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•	[***]

•	[***]

•	[***]

•	Procedural Milestones are payable in US dollars.

Sales Milestones

Where the aggregate Net Sales of any Product (or Products) for a Nominated Target equal or exceed [***] (“Sales Milestone Event”), Adaptimmune will pay a one-time sales milestone of [***] (“Sales Milestone”) in relation to such Nominated Target.

•	Sales Milestones are only paid once for any Nominated Target, for the first time the aggregate Net Sales of all Product (or Products) for such Nominated Target achieve the Sales Milestone Event in any Year;
•	Total Sales Milestones payable under this Agreement by Adaptimmune will not exceed [***] (i.e. one Sales Milestone for each Nominated Target).
•	Sales Milestones are payable in US dollars.

EXHIBIT 3 – DATA PROTECTION

1.1	In this Exhibit:

(a)	Adaptimmune is the Controller and Noile-Immune is the Processor; and

(b)	the types of Personal Data and categories of Data Subject which will be processed, the nature and purpose of that processing and the duration of that processing are as set out below:

(i)	Personal Data capable of identifying any of Controller’s employees, contractors or other individuals working for or on behalf of Controller.

(c)	Data Protection Legislation in this Exhibit refers to all applicable privacy and data protection laws including the General Data Protection Legislation ((EU) 2016/679) (GDPR) and any applicable national implementing laws, regulations and secondary legislation in England and Wales relating to the processing of personal data and the privacy of electronic communications, as amended, replaced or updated from time to time, including the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) (Privacy Regulations) as amended by the Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2011 (SI 2011/1208), the Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2015 (SI 2015/355) and the Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2016 (SI 2016/524).

(d)	Personal Data and Data Subject shall have the meanings given to them under the Data Protection Legislation.

1.2	In relation to the processing of Personal Data, Processor shall:

(a)	only process Personal Data in accordance with the Controller's written instructions from time to time (which may be specific instructions or standing instructions of general application in relation to the performance of a Research Plan or this Agreement, whether set out in this Agreement or otherwise notified to the Processor, unless such processing is required by any law (other than contract law) to which the Processor is subject, in which case the Processor shall (to the extent permitted by law) inform the Controller of that legal requirement before carrying out the processing;

(b)	immediately notify the Controller if it considers that the Controller's instructions are in breach of the GDPR or other EU member state laws; and

(c)	keep a written record of all such processing activities.

1.3	In relation to the security and confidentiality of the Personal Data, Processor shall:

(a)	ensure that it has in place appropriate technical and organisational measures to ensure a level of security for the Personal Data which is appropriate to the risks to individuals that may result from the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to the Personal Data;

(b)	in addition to the confidentiality obligations in Article 12 of this Agreement:

(i)	ensure that only those of the Processor's personnel who need to have access to the Personal Data are granted access to such data and only for the purposes of the performance of this Agreement and all of the Processor's personnel required to access the Personal Data are informed of the confidential nature of the Personal Data, comply with the obligations set out in this Exhibit, and are bound by appropriate confidentiality obligations when accessing the Personal Data; and

(ii)	not publish, disclose or divulge any of the Personal Data to any third party (including for the avoidance of doubt the Data Subject itself) unless directed to do so in writing by the Controller;

(c)	not modify, amend or alter the contents of the Personal Data unless specifically authorised in writing by the Controller.

1.4	If the Processor becomes aware of a Personal Data breach, it shall notify the Controller without undue delay on becoming of aware of such a breach.

1.5	The Processor shall notify the Controller within five Business Days upon receiving the following:

(a)	a request from a Data Subject to have access to that person's Personal Data; or

(b)	a complaint or request relating to the Controller's obligations under the Data Protection Legislation; or

(c)	any other communication relating directly or indirectly to the processing of any Personal Data in connection with this Agreement.

1.6	The Processor shall provide the Controller with full co-operation and assistance in order to enable the Controller to comply with its obligations under the Data Protection Legislation in relation to:

(a)	the Controller's obligations in relation to responding to Data Subject requests;

(b)	the security of the Personal Data;

(c)	notifying Personal Data breaches to the relevant supervisory authority;

(d)	communicating personal data breaches to the Data Subject; and

(e)	impact assessments and related consultations with supervisory authorities or regulators.

1.7	The Processor shall:

(a)	make available to the Controller all information that the Controller requests from time to time to enable the Controller to verify that the Processor is in compliance with its obligations in this Exhibit; and

(b)	permit the Controller or its external advisers to inspect and audit the Processor's data processing activities and those of its agents, subsidiaries and Sub-contractors (to the extent the Processor is reasonably able to procure such third party access).

1.8	The Processor shall not engage or authorise a sub-contractor to process the Personal Data unless:

(i)	it has obtained the prior written consent of the Controller (which may be granted or withheld in the Controller's sole discretion) before transferring the Personal Data to any Sub-Contractors in connection with the provision of the Services; and

(ii)	the Sub-Contractor has either entered into a direct contract with the Controller or a contract with the Processor which incorporates the provisions equivalent to those in this agreement in relation to confidentiality, data protection and security

1.9	In relation to transfers of Personal Data to areas outside the European Economic Area (EEA) in addition to initial transfer of Personal Data from Controller to Processor:

(a)	the Processor shall not transfer any Personal Data outside the EEA without the Controller's prior written consent; and

(b)	if the Controller consents to any transfers pursuant to preceding clause, the Processor shall ensure that the following conditions are met in relation to such transfers:

(i)	the Processor complies with its obligations under the Data Protection Legislation by ensuring that there is an adequate level of protection to any Personal Data that is transferred (including as relevant model clauses or adoption of Privacy Shield as appropriate);

(ii)	that there are appropriate safeguards in place in relation to that transfer;

(iii)	that Data Subjects have enforceable rights and effective legal remedies; and

(iv)	that the Processor shall comply with any other reasonable instructions as notified to it by the Controller in relation to such transfers.

1.10	The Controller acknowledges that the Processor is reliant on the Controller alone for direction as to the extent the Processor is entitled to use and process the Personal Data. The Processor shall be entitled to relief from liability in circumstances where a Data Subject makes a claim or complaint with regards to the Processor's actions to the extent that such actions directly result from instructions received from the Controller.

1.11	On the expiry or termination of this Agreement, the Processor shall notify the Controller of the Personal Data that it holds. Promptly following such expiry or termination, and unless otherwise instructed in writing by Controller or continued storage is required by the Processor to comply with Applicable Laws, the Processor shall securely and permanently destroy all copies of Personal Data in its possession or control (other than any copy transferred to the Controller in accordance with Controller’s request).

1.12	The Processor shall, at all times during and after the term of this Agreement, indemnify the Controller and keep the Controller indemnified against all losses, damages, costs or expenses and other liabilities (including legal fees) incurred by, awarded against or agreed to be paid by the Controller arising from any breach of the Processor's obligations under this Exhibit except and to the extent that such liabilities have resulted directly from the Controller's instructions.

EXHIBIT 4 – GOVERNANCE

1.	Joint Steering Committee.

1.1	Formation and Composition. As soon as reasonably possible and in any event within thirty (30) days after the Effective Date, Adaptimmune and Noile-Immune shall establish a joint steering committee (the “JSC”) to monitor and coordinate the communication and activities of both Parties under this Agreement. The JSC shall be composed of at least three (3) but no more than four (4) representatives designated by each Party and in each case an equal number of representatives from each Party. Representatives must be appropriate for the tasks then being undertaken and the stage of development or commercialisation applicable, in terms of their seniority, decision-making authority, availability, function in their respective organizations, training and experience. Each Party may replace its JSC representatives from time to time upon written notice to the other Party; provided, however, if a Party’s JSC representative is unable to attend a JSC meeting, such Party may designate an alternate to attend such JSC meeting by providing notification in writing to the other Party’s Alliance Manager and following provision of such written notification the alternate will be entitled to perform the functions of such JSC representative at such JSC meeting. The Alliance Managers may attend meetings of the JSC but shall have no right to vote on any decisions of the JSC.

1.2	JSC Responsibilities. In addition to its overall responsibility for monitoring the activities of the Parties under this Agreement, the JSC shall, in particular:

(a)	work to resolve, through good faith discussions, any dispute, controversy or claim between the Parties arising during the performance of any Research Plan and related to the matters under the authority of the JSC;

(b)	review and approve any material amendments to any Research Plan proposed by the applicable JPT;

(c)	review and approve any criteria (and amendments to such criteria) for development of any Product under any Research Plan including criteria required for any Product to proceed to the next phase of development under any Research Plan;

(d)	perform such other functions as may be agreed to by the Parties in writing (or as specified in this Agreement.

Decision making for JSC. Each Party will discuss and attempt to resolve any potential or evolving disagreement through its respective Alliance Managers and/or the applicable JPT before it is brought before the JSC for resolution. With respect to the responsibilities of the JSC, each Party shall have one vote on all matters brought before the JSC. The JSC shall operate as to matters within its responsibility by unanimous vote. Each Party shall make decisions in good faith and shall not take any decisions which would unreasonably delay the performance of any Research Plan. [***]

1.3	Any JSC decisions, any decisions of the Party’s senior managers [***] under Paragraph 1.3 above are subject to the following: (i) neither the JSC, the senior managers [***] shall have the unilateral or overriding authority to amend or modify, or waive a Party’s own compliance with, this Agreement including in relation to the scope or terms of any license to Intellectual Property Rights; and (ii) neither the JSC, the senior managers [***] will have the unilateral or overriding authority to amend any Research Plan in a way which would materially increase the cost for the other Party or materially increase the resources required from the other Party.

2.	Joint Development Committee.

2.1	Formation and Composition. As soon as reasonably possible after Acceptance Date for any Target, Adaptimmune and Noile-Immune shall establish a joint development committee (the “JPT”) to monitor and coordinate the communication and activities of both Parties under the applicable Research Plan for the Nominated Target. The JPT shall be composed of at least two (2) but no more than three (3) representatives designated by each Party and in each case an equal number of representatives from each Party. Representatives must be appropriate for the tasks then being undertaken and the applicable stage of research, in terms of their seniority, decision-making authority, availability, function in their respective organisations, training and experience. Each Party may replace its JPT representatives from time to time upon written notice to the Alliance Manager of the other Party; provided, however, if a Party’s JPT representative is unable to attend a JPT meeting, such Party may designate an alternate to attend such JPT meeting by providing notification in writing to the other Party’s Alliance Manager and following provision of such written notification the alternate will be entitled to perform the functions of such JPT representative at such JPT meeting. The Alliance Managers may attend meetings of the JPT but shall have no right to vote on any decisions of the JPT.

2.2	JPT Responsibilities for Research Plan. The JPT shall have overall responsibility for monitoring the activities of the Parties under this Agreement during the applicable Research Plan. The JPT shall, in particular:

(a)	work to resolve, through good faith discussions, any dispute, controversy or claim related to the matters under the authority of the JPT;

(b)	approve each Research Plan and recommend to the JSC any material changes to the Research Plan, including updating the Research Plan;

(c)	monitor performance of the Research Plan; and

(d)	review any data arising from the Research Plan.

2.3	JPT Decision Making.

(a)	With respect to the responsibilities of the JPT, each Party shall have one vote on all matters brought before the JPT and the JPT shall operate by unanimous vote. If the JPT is unable to achieve a unanimous vote within thirty (30) days of any matter being brought before the JPT, then such matter may be referred in writing to the JSC at either Party’s discretion. Each Party shall make decisions within the JPT in good faith and on a timely basis; provided that any JPT decisions shall be subject to the conditions applied to JSC decisions, as set forth in Paragraph 1.3 above.

2.4	Ad-hoc Committees. The JSC or JPT, as appropriate, may also authorise the setting up of sub-committees in relation to particular or specific aspects of any Research Plan or other performance of this Agreement. Such sub-committees shall act in the same way as the JPT and regularly report in to the relevant JPT.

3.	Meetings.

3.1	JSC Meetings. The JSC shall meet at least once every six calendar months at Adaptimmune’s facilities in Abingdon, Oxfordshire, England or at Noile-Immune’s facilities in Tokyo, Japan, or via teleconference or otherwise, in each case as agreed by the JSC.

3.2	JPT Meetings. Each JPT shall meet once every calendar month at Adaptimmune’s facilities in Abingdon, Oxfordshire, England or at Noile-Immune’s facilities in Tokyo, Japan, or via teleconference or otherwise, in each case as agreed by the JPT. Where possible, meetings will be held by telephone conference. Where necessary, for example to resolve any dispute or to agree upon changes to any Research Plan, as applicable, the JPT shall meet more frequently.

3.3	Meeting Agendas and Minutes. Not later than thirty (30) days after each of the JSC or JPT as applicable, are formed, the respective committees shall each hold an organizational meeting by videoconference or teleconference to establish their respective operating procedures, including establishment of agendas, and preparation and approvals of minutes. The Parties shall alternate responsibility for taking the meeting minutes; provided that Adaptimmune shall be responsible for taking the meeting minutes at the first meeting of each committee or team. Meeting minutes shall be sent to both Parties promptly (and in any event within fourteen (14) days) after a meeting for review, comment and approval by each Party. Where minutes are not approved by both Parties, the dispute shall be resolved at the next committee or team meeting. A decision that is made at any meeting shall be recorded in meeting minutes.

3.4	General. Employees of each Party, other than its nominated committee or team representatives, may attend meetings of the JSC and JPT as non-voting participants. Each Party shall be responsible for all of its own expenses of participating in the JSC or JPT. In addition each Party may nominate the same individuals as representatives on multiple committees.

4.	Dissolution.

4.1	Dissolution of JSC. The JSC shall dissolve on termination of this Agreement or completion of all Research Plans.

4.2	Dissolution of JPT. The JPT shall automatically dissolve on completion of the applicable Research Plan or, if earlier, termination of this Agreement.

4.3	Dissolution of Ad-hoc sub-committees. Each Ad-hoc sub-committee will be deemed dissolved by the Parties on completion of the relevant activity in relation to which the sub-committee was set up.

Exhibit 5 – Noile-Immune Patents

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Exhibit 6 – Press Release

Adaptimmune and Noile-Immune Announce Agreement to Develop SPEAR T-Cell Products expressing
IL-7 and CCL19 as a next-generation treatment for cancer patients

- The collaboration will develop Adaptimmune’s SPEAR T-cells in combination with Noile-Immune’s PRIME (IL-7 and CCL19) technology to improve proliferation and trafficking of T-cells to tackle solid tumors -

PHILADELPHIA and OXFORDSHIRE, United Kingdom, Aug. 27, 2019 (GLOBE NEWSWIRE) - Adaptimmune Therapeutics plc, Philadelphia, PA, and Oxfordshire, UK (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, and Noile-Immune Biotech, Inc., Tokyo, Japan, a biotechnology company focusing on the development of innovative cancer immunotherapies, today announced that they will co-develop next-generation SPEAR T-cell products, incorporating Noile-Immune’s PRIME (proliferation inducing and migration enhancing) technology, based upon co-expression of IL-7 and CCL19. The PRIME technology, which is already being investigated for augmentation of CAR-T cell activity, will be investigated with Adaptimmune’s SPEAR T-cells, as part of Adaptimmune’s next-generation programs.

“We recently started our Phase 2 trial in sarcoma called SPEARHEAD-1 as well as the SURPASS trial, our first next-generation product clinical trial. We will continue to develop enhanced products with the aim of increasing the efficacy and durability of anti-tumor responses,” said Karen Miller, Adaptimmune’s Senior Vice President of Pipeline Research. “This agreement with Noile-Immune will enable us to generate next-generation SPEAR T-cells secreting both IL-7 and CCL19, which may improve proliferation and trafficking of not only our engineered SPEAR T-cells, but also the patient’s own T-cells into solid tumors. This increased T-cell proliferation and trafficking may enhance anti-tumor activity for cancer patients.”

“We are very pleased to step into co-development of next-generation T-cell products with Adaptimmune,” said Hidenobu Ishizaki, M.D., Ph.D., President & CEO of Noile-Immune. “This agreement is another example of our collaborations to apply PRIME technology, which was invented by Dr. Koji Tamada, our scientific founder, to highly innovative cell therapies, and to work with top external scientific and clinical teams. This technology may establish more effective cancer treatments that address the needs of patients.”

Under the terms of the agreement, Noile-Immune and Adaptimmune will collaborate on preclinical development of next-generation SPEAR T-cells directed to a limited number of T-cell targets incorporating Noile-Immune’s PRIME technology. Adaptimmune will have exclusive rights to develop and commercialize resulting products on a worldwide basis. Adaptimmune will make an upfront cash payment and milestone payments to Noile-Immune of up to $312M across all programs. Noile-Immune is also entitled to receive mid-single digit royalties on net sales of resulting products. The companies plan to gain regulatory approval for human testing of the first target program by 2021.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for cancer patients. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors. For more information, please visit http://www.adaptimmune.com.

About Noile-Immune

Noile-Immune Biotech, Inc., based in Tokyo, Japan, is a biotechnology company focused on the development and commercialization of novel cancer immunotherapy products to eradicate cancer cells. The Company’s goal is to discover and develop innovative cancer immunotherapies through partnerships with experts in industry and academia, including Yamaguchi University and The National Cancer Center (NCC) in Japan. For more information, please visit https://www.noile-immune.com/english/home/.

Adaptimmune Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 1, 2019, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez – VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. – Senior Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com

Noile-Immune Contact:

Tsutom Tokashiki – SVP, Business

ir@noile-immune.com